[Letterhead of Sullivan & Cromwell LLP]

August 19, 2014

Via EDGAR

Ms. Caroline Kim,

Division of Corporation Finance,

Securities and Exchange Commission,

100 F Street, N.E.,

Washington, D.C. 20549.

Re:	Ecopetrol S.A.
Form 20-F for the Fiscal Year Ended December 31, 2013
Filed April 25, 2014
File No. 001-34175

Dear Ms. Kim:

Ecopetrol S.A. (the “Company”) has received a comment letter dated August 7, 2014 from the staff of the Division of Corporate Finance (the “Staff”) of the United States Securities and Exchange Commission concerning the Company’s annual report on Form 20-F for fiscal year ended December 31, 2013. Pursuant to our phone conversation on August 18, 2014, we hereby advise the Staff that the Company intends to submit a response to the Staff’s letter no later than September 5, 2014.

If you have any questions or wish to discuss any matters relating to the foregoing, please contact me at (212) 558-4780.

Very truly yours,

/s/ Jaime E. Ramirez

Jaime E. Ramirez

cc:	H. Roger Schwall
Laura Nicholson
(Securities and Exchange Commission)

Magda Manosalva
Maria Catalina Escobar Hoyos
Jose Evaristo Barros Serrano
(Ecopetrol S.A.)

Robert S. Risoleo
(Sullivan & Cromwell LLP)